Exhibit 99.1

September 11, 1996

Mr. Thomas MacGillivray
Central Newspapers, Inc.
135 North Pennsylvania Street, Suite 1200
Indianapolis, Indiana  46204

Dear Mr. MacGillivray:

You have engaged us to report on the appropriate application of generally accepted accounting principles to the specific transaction (the transaction) described below. This report is being issued to Central Newspapers, Inc. (Central) for assistance in evaluating certain accounting principles applicable for the transaction. Our engagement has been conducted in accordance with standards established by the American Institute of Certified Public Accountants.

Description of the Transaction

We have included only those terms and conditions which we believe are necessary in understanding the transaction or relevant to providing our opinion on the appropriate accounting treatment. You have advised us that the key elements of the transaction are as follows:

Central currently owns slightly in excess of 90% of the common stock of Indianapolis Newspapers, Inc. (INI) which is split into two classes (Class A and Class B shares) with idential characteristics. (Central owns approximately 60% of INI's 5,772 Class A shares and all of its 13,468 Class B shares.) During the last several years, Central has attempted to acquire the minority interest in INI as evidenced by separate cash transactions in September 1994 and June 1995 involving 3,591 Class A shares and 50 Class A shares, respectively. Both of these transactions were treated as purchase transactions with Central's basis in the share acquisitions pushed down to the INI financial statements.

Now that Central owns more than 90% of INI's common stock, it has the legal right to force out the remaining minority shareholders and gain 100% control of INI. In order to effect this force out, Central will incorporate a new wholly-owned shell company which will merge with and into INI with INI being the surviving corporation. INI will then give its minority shareholders the option of choosing $10,579 in cash for each Class A share or an equivalent number of

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shares of newly created INI preferred stock with the following terms:  $10,000 par value per share, quarterly dividends of $175 per share (annual rate of 7%); cumulative dividends; nonvoting; callable at par by INI after five years; and redeemable at the holder's option at any time. After the transaction, INI's Class A common stock (i.e., the shares owned by Central as well as the shares obtained from the minority shareholders pursuant to this transaction) will be canceled.

Accounting Treatment

You have asked us to address the appropriate accounting treatment for the transaction at the INI level as well as in Central's consolidated financial statements. The primary authoritative accounting pronouncements which should be considered in addressing this issue are Accounting Principles Board Opinion No. 16, Business Combinations (APB 16), Accounting Interpretations of APB Opinion No. 16, #26, Acquisition of Minority Interest (AIN-APB 16, #26), and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes
(SFAS 109). Furthermore, the Securities and Exchange Commission staff (SEC staff) have considered the accounting for certain aspects of the transaction in Staff Accounting Bulletin Topic 5J - Push Down Basis of Accounting Required in Certain Limited Circumstances (SAB 5J) and Rule 5-02, Caption 28(a) of Regulation S-X - Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer (S-X Rule 5-02.28(a))

In substance, the transaction is the acquisition of a minority interest by Central for either cash or preferred shares of INI. Accordingly, the transaction should be accounted for as a step-acquisition following the purchase accounting guidance contained in paragraphs 66-69 of APB 16 and AIN-APB 16, #26. Additionally, the transaction should be recorded at the INI level following the push-down accounting guidance contained in the SEC staff's interpretative response to Question 1 of SAB 5J in a manner consistent with the Central's purchases of INI common stock in 1994 and 1995.

Under paragraph 67 of APB 16, the cost of the acquisition would be the total of a) cash paid for the Class A shares repurchased by INI, b) the fair value of INI preferred stock issued in exchange for the Class A shares and c) other direct costs of the acquisition. The cost of the acquisition should then be allocated to the assets acquired and liabilities assumed as required by paragraph 68 of APB 16. As a corresponding change in basis is not anticipated for income tax purposes, deferred income taxes should be provided for any resulting book/tax basis differences in accordance with paragraph 30 of SFAS
109. The difference between the cost of the acquisition and the amounts allocated to tangible and intangible assets acquired net of liabilities assumed

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as well as the related deferred income taxes should be recorded as goodwill and amortized over the related estimated useful life. The portion of INI's stockholders' equity accounts relating to the Class A shares acquired should be relieved at their historical amounts. Finally, as the preferred stock represents a mandatorily redeemable security due to the holder's redemption rights, it should be classified outside of INI's stockholder's equity pursuant to S-X Rule 5-02.28(a) and using a caption similar to "Mandatorily Redeemable Preferred Shares of Subsidiary" in Central's consolidated financial statements.

Our comments with respect to the transaction have not addressed federal or state tax matters. Interested parties should consult their advisors on such matters. Additionally, we can give no assurance that the SEC staff would agree with the views expressed in this report.

The ultimate responsibility for the appropriate application of generally accepted accounting principles on actual transactions rests with the preparers of financial statements, who should consult with their continuing independent accountants. Our judgment on the appropriate application of generally accepted accounting principles for the proposed transaction is based solely on the facts provided to us as described above; should these facts and circumstances differ, our comments may change. We assume no responsibility for events and circumstances occurring after the date of this letter.

Yours very truly,


/s/Price Waterhouse LLP
-----------------------
Price Waterhouse LLP